                                                                     Exhibit 3.2


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  TALLAN, INC.

                  --------------------------------------------

                  Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware

                  --------------------------------------------

      Tallan, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

   1. The name of the Corporation is Tallan, Inc. The Corporation was originally incorporated under the name BDS Business Center, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on May 19, 1999. A Certificate of Designations, Preferences and Rights of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock of the Corporation was filed with the office of the Secretary of State of Delaware on August 19, 1999. An amendment to the Certificate of Incorporation changing the name of the Corporation to Tallan, Inc. was filed with the office of the Secretary of the State of Delaware on December 8, 1999.

   2. This Amended and Restated Certificate of Incorporation was recommended to the stockholders for approval as being advisable and in the best interests of the Corporation by the action of the Board of Directors on January 27, 2000.

   3. That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

   4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

      The text of the Corporation's Certificate of Incorporation, as amended, is amended and restated in its entirety as follows:

      FIRST. The name of the Corporation is Tallan, Inc.
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                                      -2-


      SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

      THIRD.      The nature of the business or purposes to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

      FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 310,119,454 shares consisting of 300,000,000 shares of Common Stock with a par value of $.01 per share (the "Common Stock") and 10,119,454 shares of Preferred Stock with a par value of $.01 per share, (the "Preferred Stock"), of which 5,000,000 are undesignated, 3,412,969 shares are designated as Series A Redeemable Preferred Stock shares and 1,706,485 shares are designated as Series B Convertible Preferred Stock.

      A description of the respective classes of stock and a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

      A. COMMON STOCK

      1. GENERAL. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights, powers and privileges. The rights, powers and privileges of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

      2. DIVIDENDS. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

      3. DISSOLUTION, LIQUIDATION OR WINDING UP. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to the holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

      4. VOTING RIGHTS. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held of record by such holder on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. Except as otherwise required by law or provided herein, holders of Common Stock shall vote together with holders of the Preferred Stock as a single class, subject to any special or preferential voting rights of any then outstanding Preferred Stock. There shall be no cumulative voting.
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                                      -3-



      B. PREFERRED STOCK

      The Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

      C. UNDESIGNATED PREFERRED STOCK

      The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a "Certificate of Designation") shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

      D. SERIES A REDEEMABLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK

      1. DESIGNATIONS. 3,412,969 shares of the Preferred Stock shall be designated and known as the "Series A Redeemable Preferred Stock" (and each holder thereof as a "Series A Redeemable Preferred Stockholder"). 1,706,485 shares of the Preferred Stock shall be designated and known as the "Series B Convertible Preferred Stock," and together with the Series A Redeemable Preferred Stock, the "Preferred Stock" (and each holder thereof as a "Series B Convertible Preferred Stockholder," and together with the Series A Redeemable Preferred Stockholders, the "Preferred Stockholders").
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                                      -4-



      2.    DIVIDEND PROVISIONS.

            (a) In the event that the Corporation shall at any time pay a dividend (other than a dividend payable solely in shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock, it shall, at the same time, pay to the holders of shares of Series B Convertible Preferred Stock, on a pari passu basis, a dividend equal to such dividend on the Common Stock. Dividends shall be non-cumulative. Unless full dividends on the Series B Convertible Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend whatsoever (other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock.

            (b) In the event the Series A Redeemable Preferred Stock is not redeemed prior to August 20, 2005, a dividend shall be declared and paid on that date as a one-time, pay-in-kind, cumulative dividend with respect to the Series A Redeemable Preferred Stock in an amount equivalent to the annual rate of $0.4688 per share (as adjusted for any stock dividends, combinations or splits with respect to the Series A Redeemable Preferred Stock) (the "Dividend Rate"), as if the dividend had begun to accrue on August 20, 1999. In addition, at August 20, 2005, a cash dividend in an amount equivalent to the Dividend Rate shall begin to accrue and be payable quarterly in arrears on the outstanding shares of Series A Redeemable Preferred Stock (including for this purpose the shares of Series A Redeemable Preferred Stock issued in respect of the one-time, pay-in-kind dividend).

      3.    LIQUIDATION PREFERENCE.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock or any other class or series of stock ranking in liquidation junior to the Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock (such Common Stock and other stock being referred to as "Junior Stock") by reason of their ownership thereof, an amount per share equal to the sum of (i) $5.86 for each outstanding share of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and (ii) an amount equal to all declared but unpaid dividends on such series of Preferred Stock, plus accrued dividends, if any. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Redeemable Preferred Stock and the Series B Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock in proportion to the preferential amount each
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                                      -5-


such holder is otherwise entitled to receive and no liquidation payments shall be made to the holders of Junior Stock.

            (b) After all of the distributions described in subsection (a) above have been paid, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Junior Stock pro rata based on the number of shares of Common Stock held by each.

            (c) (i) For purposes of this Section 3, a liquidation, dissolution or winding up of this Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation; unless the Corporation's stockholders of record as constituted immediately prior to such merger, acquisition or sale will, immediately after such merger, acquisition or sale (by virtue of securities issued as consideration for the Corporation's merger, acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity.

                  (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. The fair market value of any securities shall be determined as follows:

                        (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                              (1) If traded on a securities exchange or through
            the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                              (2) If actively traded over-the-counter, the value
            shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three
            (3) days prior to the closing; and

                              (3) If there is no active public market, the value
            shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock.

                        (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the
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                                      -6-



      Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock, voting together as a single class.

                  (iii) In the event the fair market value of such securities has not been determined in accordance with the requirements of this subsection 3(C) are not complied with, this Corporation shall forthwith either:

                        (A) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with; or

                        (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 3(c)(iv) hereof.

                  (iv) The Corporation shall give each holder of record of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock written notice of all transactions which may be treated as a liquidation, dissolution or winding up of the Corporation pursuant to subsection 3(c)(i) not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or eliminated upon the written consent of the holders of at least a majority of the then outstanding shares of Preferred Stock.

      4.    REDEMPTION.

            (a) The Corporation may redeem, in whole or in part, at any time after August 20, 1999, out of funds legally available therefor, the Series A Redeemable Preferred Stock (the "Series A Redemption Date"). The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series A Redeemable Preferred Stock to be redeemed a sum equal to $5.86 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared or accumulated but unpaid dividends on such shares plus accrued dividends, if any (the "Series A Redemption Price"). Any redemption effected pursuant to this subsection 4(a) shall be made on a pro rata basis among the Series A Redeemable Preferred Stockholders in proportion to the number of shares of Series A Redeemable Preferred Stock then held by such holders.
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                                      -7-


            (b) Upon the consummation of a firm commitment underwritten public offering ("Public Offering Redemption Date") pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in which (I) the aggregate gross proceeds (prior to deduction of offering expenses but after deduction of underwriting discounts and commissions) are at least $30,000,000 and (ii) the pre-public offering equity market capitalization of the Corporation, as determined by multiplying the number of shares of Common Stock outstanding (assuming the conversion of the Series B Convertible Preferred Stock and the exercise of all outstanding options to purchase Common Stock) immediately prior to the public offering by the offering price to the public (prior to deduction of offering expenses, underwriting discounts and commissions), is at least $250,000,000 (a "Qualified Public Offering"), the Corporation shall redeem, out of funds legally available therefor, the Series A Redeemable Preferred Stock. The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series A Redeemable Preferred Stock to be redeemed a sum equal to $5.86 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared, accumulated or accrued but unpaid dividends on such shares (the "Public Offering Redemption Price"). Under this subsection 4(b), the Corporation shall be required to redeem all of the shares of Series A Redeemable Preferred Stock.

            (c) On August 20, 2006, the Corporation shall redeem, out of funds legally available therefor, the Series A Redeemable Preferred Stock (the "2006 Redemption Date"). The Corporation shall effect such redemption by paying in cash in exchange for the shares of Series A Redeemable Preferred Stock to be redeemed a sum equal to $5.86 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared, accumulated or accrued but unpaid dividends on such shares (the "2006 Redemption Price"). Under this subsection 4(c), the Corporation shall be required to redeem all of the shares of Series A Redeemable Preferred Stock.

            (d) As used in this subsection 4(d) and in subsection 4(e) below, the term "Redemption Date" shall refer to either the "Series A Redemption Date," "Public Offering Redemption Date" or "2006 Redemption Date," as applicable, and the term "Redemption Price" shall refer to either the "Series A Redemption Price," "Public Offering Redemption Price" or "2006 Redemption Price," as applicable. At least fifteen (15) but no more than forty-five (45) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Redeemable Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date or, in the case of the Public Offering Redemption Date, the approximate Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or before the Redemption Date each holder of Series A Redeemable Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, against payment of the Redemption Price of such shares payable to the order of the person
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                                      -8-



whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (e) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Redeemable Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Redeemable Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of the Series A Redeemable Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of such Series A Redeemable Preferred Stock required to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Redeemable Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. The shares of Series A Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Redeemable Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

      5. CONVERSION. The holders of the Series B Convertible Preferred Stock shall have conversion rights as follows:

            (a) (i) Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time into the number of fully paid and non-assessable shares of Common Stock of the Corporation as is determined by dividing $5.86 by the Series B Conversion Price (as hereinafter defined) in effect at the time of conversion. The Series B Conversion Price shall initially be $5.86 per share.

                  (ii) Each share of Series B Convertible Preferred Stock shall automatically be converted into the number of fully paid and non-assessable shares of Common Stock at the then effective Series B Conversion Price upon the earlier of (A) the closing of the Corporation's sale of shares of Common Stock in a Qualified Public Offering, and (B) upon the approval (by vote or written consent, as provided by law) of the holders of 50.01% of the then outstanding shares of Series B Convertible Preferred Stock, on the date specified by such holders.

                  (iii) At the time of any conversion of Series B Convertible Preferred Stock to Common Stock, all declared but unpaid dividends on each and all such Preferred Stock being converted shall be, at the Corporation's option, paid in cash or converted on the Conversion Date (as defined in subsection 5(b) below) to that number of shares of Common

Stock determined by the fair market value of the Common Stock at the time of conversion, determined as specified in subsection 2(c)(ii).

            (b) In order for a holder of Series B Convertible Preferred Stock to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares of Series B Convertible Preferred Stock at the office of the transfer agent for the Series B Convertible Preferred Stock, together with written notice that such holder elects to convert all or any number of the shares of the Series B Convertible Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent is referred to herein as the "Conversion Date." The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder, or to its nominee, at such holder's address as shown in the records of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of fractional shares. If less than all of the shares of Series B Convertible Preferred Stock represented by a stock certificate are converted into shares of Common Stock, the Corporation shall issue a new stock certificate in the amount of the shares not so converted.

            (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series B Convertible Preferred Stock and any fractional share to which the holder would otherwise be entitled shall be paid in cash in an amount equal to such fractional share multiplied by the then effective Conversion Price.

            (d) All shares of Series B Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and the payment of any declared and unpaid dividends thereon. On the Conversion Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock. All shares of Series B Convertible Preferred Stock tendered for conversion shall, from and after the Conversion Date, be deemed to have been retired and canceled and shall not be reissued as Series B Convertible Preferred Stock, and the Corporation may thereafter take such appropriate action as may be necessary to reduce accordingly the authorized number of shares of Series B Convertible Preferred Stock.

            (e) The initial conversion price as stated in subsection 5(a) shall be subject to adjustment from time to time and such conversion price as adjusted shall likewise be subject to further adjustment, all as hereinafter set forth. The term "Series B Conversion Price" shall mean, as of any time, the conversion price of the Series B Convertible Preferred Stock at that time, as specified in subsection 5(a) in case no adjustment shall have been required, or such conversion price as adjusted pursuant to this subsection 5(e), as the case may be, and the term "Conversion Price" shall mean the Series B Conversion Price:

                  (i) If at any time the Corporation shall issue any shares of Common Stock or any Convertible Securities, Rights or Related Rights (each as herein defined) (such Convertible Securities, Rights or Related Rights being hereinafter referred to collectively as "Securities") without consideration or for a consideration per share of Common Stock (the consideration in each case to be determined in the manner provided in (ii)(E) and (ii)(F) below) less than the Conversion Price in effect immediately prior to the issuance of such Common Stock or Securities, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be reduced to a Conversion Price determined by dividing: (x) an amount equal to the sum of (A) the total number of shares of Common Stock (including the number of shares of Common Stock issuable upon exercise or conversion of all Securities, including the Preferred Stock) outstanding immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus (B) the consideration, if any, received by the Corporation by in connection with such issuance, by (y) the total number of shares of Common Stock (including the number of shares of Common Stock issuable upon exercise or conversion of all outstanding Securities, including the Preferred Stock) outstanding immediately after such issuance (including the number of shares of Common Stock into which such newly issued Securities are then convertible or issuable upon the exercise of Rights or Related Rights).

                  (ii) For the purpose of any adjustment of the Conversion Price pursuant to this subsection 5(e), the following provisions shall be applicable:

                        (A) In the case of the issuance of options or warrants to purchase or rights to subscribe for Common Stock (collectively, such "Rights"), the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Rights shall be deemed to have been issued at the time such Rights were issued, for a consideration equal to the consideration (determined in the manner provided in (E) and (F) below), if any, received by the Corporation upon the issuance of such Rights, plus the minimum purchase price provided in such Rights for the Common Stock covered thereby.

                        (B) In the case of the issuance of securities by their terms convertible into or exchangeable for Common Stock (collectively, such "Convertible Securities", or options or warrants to purchase or rights to subscribe for securities by their terms convertible or exchangeable for Common Stock (collectively, such "Related Rights"), the aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise of any such Convertible Securities or such Related Rights shall be deemed to have been issued at the time such Convertible Securities or such Related Rights were issued and for a consideration equal to the consideration received by the Corporation upon issuance of such Convertible Securities or such Related Rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion, exchange or exercise of such Convertible Securities or Related Rights (the consideration in each case to be determined in the manner provided in (E) and (F) below).

                        (C) On any change in the number of shares of Common Stock deliverable upon the exercise of such Rights or Related Rights or upon the conversion, exchange or exercise of such Convertible Securities or on any change in the minimum purchase price of such Rights, Related Rights or Convertible Securities other than any change resulting from the antidilution provisions of such Rights, Related Rights or Convertible Securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been in effect had the adjustment that was made upon the issuance of such Rights, Related Rights or Convertible Securities not converted, exchanged or exercised prior to such change been made on the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Right, Related Right or Convertible Security.

                        (D) On the expiration of any such Rights, Related Rights or Convertible Securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such Rights or Related Rights or the issuance of any such Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Related Rights or the conversion, exchange or exercise of any such Convertible Securities, taking into account any adjustments to the Conversion Price made after such issuances.

                        (E) In the case of the issuance of such Common Stock or Securities for cash, the consideration shall be deemed to be the amount of cash paid therefor.

                        (F) In the case of the issuance of such Common Stock or Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation.

                        (G) In the event of any adjustment to the Conversion Price resulting from the issuance of any Securities, no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Securities.

                  (iii) Anything to the contrary contained in this subsection 5(e) notwithstanding, no adjustment shall be made in the Conversion Price as a result of or pursuant to (1) the granting of any Right or Related Right, or the issuance of Common Stock to, officers, employees or directors of, or consultants to, the Corporation, by the Board of Directors of the Corporation or a committee thereof pursuant to any agreement, plan or arrangement approved by the Board of Directors of this Corporation or any corporation previously merged into this Corporation; provided that the maximum number of shares of Common Stock or Rights or Related Rights granted or issued may not exceed 10,150,000 shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) in the aggregate, unless the Board of Directors of the Company has approved grants or issuances in excess of 10,150,000 shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), which approval must include the approval of each of the Directors elected by the holders of the Series B Convertible Preferred Stock voting together as a separate class ("Employee Reserved Shares"), (2) a dividend or distribution on the Preferred Stock, (3) the conversion of shares of Preferred Stock, (4) subject to subsection 5(f) below, a dividend or other distribution payable in Common Stock or Securities, or (5) a transaction described in subsection 5(f) below.

            (f) If the Corporation shall effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding. If the Corporation shall combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. If the Corporation shall make or issue a dividend or other distribution payable in securities, then and in each such event provision shall be made so that the holders of shares of the Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities that they would have received had their shares of Series B Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period giving effect to all adjustments called for during such period under this subsection 5(f), with respect to the rights of the holders of the Preferred Stock and of such securities.

            (g) If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or
Section 3) provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (h) This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Convertible Preferred Stock under this Section 5 against impairment.

            (i) Whenever the Conversion Price shall be adjusted as provided in this Section 5, the Corporation shall forthwith file, at the office of the transfer agent for the Series B Convertible Preferred Stock a statement, certified by the chief financial officer of the Corporation, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class mail, postage prepaid, to each holder of record of the Series B Convertible Preferred Stock at such holder's address as shown in the records of the Corporation. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series B Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the address appearing on the books of this Corporation.

            (j) The issuance of certificates for shares of Common Stock upon conversion of the Series B Convertible Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Convertible Preferred Stock which is being converted.

            If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 5, would not fairly protect the conversion rights of the holders of the Series B Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

      6. NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend or a dividend covered by the provisions of Section 5(f) hereof) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

      7. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Convertible Preferred Stock, this Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

      8.    VOTING RIGHTS.

            (a) The holder of each share of Series B Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series B Convertible Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the By-laws of this Corporation, and, except as set forth in
Section 8(b) below with respect to the class vote of the holders of the Common Stock with respect to two directors of the Corporation, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

            (b) The holders of the Series B Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation, which right shall terminate upon the earlier to occur of (x) the date on which the purchasers of the Series B Convertible Preferred Stock, together with their respective affiliates, hold less than fifty percent (50%) of the shares of Common Stock (including those shares of Common Stock issued or issuable upon conversion of the Series B Convertible Preferred Stock) issued to the purchasers of the Series B Convertible Preferred Stock under the Stock Purchase Agreement dated on or about August 20, 1999 or (y) a merger, acquisition or sale involving all or substantially all of the Corporation's assets, which transaction has been approved by the Corporation's Board of Directors, unless the Corporation's stockholders of record as constituted immediately prior to such merger, acquisition or sale will, immediately after such merger, acquisition or sale (by virtue of securities issued as consideration for the Corporation's merger, acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity. The holders of the Common Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation. The holders of the Series B Convertible Preferred Stock and Common Stock, voting together as a single class, shall be entitled to elect any additional directors of the Corporation. Notwithstanding the foregoing or anything else to the contrary provided in this Certificate of Designations, if the Corporation fails or refuses, for any reason or for no reason, to redeem on the 2006 Redemption Date (as defined in subsection 4(c)) all of the then outstanding shares of Series A Redeemable Preferred Stock then required to be redeemed in accordance with the terms and provisions of Section 4, the holders of the Series A Redeemable

Preferred Stock, voting as a separate class, shall thereafter be entitled to elect six (6) directors of the Corporation and the holders of the Common Stock, voting as a separate class, shall thereafter be entitled to elect the remaining directors of the Corporation. In the event that the holders of the Series A Redeemable Preferred Stock elect six (6) directors of the Corporation as provided above and a vacancy thereafter occurs, such vacancy shall be filled only by the vote or written consent of the holders of the Series A Redeemable Preferred Stock. At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding shall constitute a quorum of the Series B Convertible Preferred Stock for the election of directors to be elected solely by the holders of the Series B Convertible Preferred Stock or jointly by the holders of the Series B Convertible Preferred Stock and the Common Stock. A vacancy in any directorship elected solely by the holders of the Series B Convertible Preferred Stock shall be filled only by vote or written consent of the holders of the Series B Convertible Preferred Stock. A vacancy in any directorship elected solely by the holders of the Common Stock shall be filled only by vote or written consent of the holders of the Common Stock. A vacancy in any directorship elected jointly by the holders of the Series B Convertible Preferred Stock and the Common Stock shall be filled only by vote or written consent of the Series B Convertible Preferred Stock and the Common Stock, voting as a single class, as provided above.

      9. PROTECTIVE PROVISIONS. So long as at least 1,000,000 shares (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock initially issued remain outstanding, this Corporation shall not, without first obtaining the approval of (by vote or written consent, as provided by law) the holders of at least sixty-six and two-thirds percent (66.67%) of the shares of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock, voting together as a class:

            (a) other than pursuant to subsection 9(f) below, restructure, reclassify or otherwise modify the terms of any class or series of equity securities or securities convertible into or exercisable for any equity securities of the Corporation, or cause or permit any other action to be taken, which would increase the obligations of, reduce the rights of, or otherwise adversely affect the holders of the Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock;

            (b) increase or decrease the number of authorized shares of the Corporation's Preferred Stock (other than by conversion of the Series B Convertible Preferred Stock as provided herein);

            (c) create, reclassify, authorize or issue shares of any class or series of equity securities or securities convertible into or exercisable for any equity securities which shall be on a parity with or senior in any respect including rights, preferences or privileges to the Series A Redeemable Preferred Stock or Series B Convertible Preferred Stock;

            (d) directly or indirectly redeem, repurchase, retire or otherwise acquire any shares of equity securities of the Corporation except pursuant to
(x) this Certificate of Designations or (y) any other agreement, approved in advance by the Board of Directors, for the repurchase of shares from an employee or service provider upon termination of employment or services; provided, however, that repurchases under clause (y) above in the aggregate shall not exceed $1,000,000 except (I) with the approval of each of the Directors elected by the holders of the Series B Convertible Preferred Stock voting together as a separate class and (ii) the Corporation may redeem up to $17,105,263.82 of Common Stock in accordance with the Stock Purchase Agreement dated on or about August 20, 1999;

             (e) merge or consolidate with any other entity, or permit any other entity to consolidate or merge with or into the Corporation or effect any other such similar transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) unless (1) the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity and (2) (I) the consideration to be received by the Preferred Stockholders in an acquisition, sale or transfer involving substantially all of the assets of the Corporation consists of cash or registered publicly-traded securities valued at more than $300,000,000;

             (f) amend, alter or repeal any provision of the Corporation's Certificate of Incorporation or By-laws if such amendment, alteration or repeal could have a material and adverse effect on the rights of the holders of the Series A Redeemable Preferred Stock or the Series B Convertible Preferred Stock;

             (g) increase the authorized number of directors of the Corporation to more than nine;

             (h) pay or declare any dividend or distribution on any shares of the Corporation's capital stock (other than dividends of Common Stock declared on the Common Stock to effect stock splits);

             (i) voluntarily liquidate, dissolve or wind-up the Corporation, make any filing under any state or federal bankruptcy, insolvency or reorganization law or other law for relief from creditors or the protection of debtors, make any assignment for the benefit of creditors or consent to the appointment of a receiver for itself or any part of its property, or conduct any form of recapitalization or reorganization of the Corporation; or

             (j) consummate any underwritten public offering of the Corporation's securities other than a Qualified Public Offering.

      10. PROTECTION OF THE SERIES A REDEEMABLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK. So long as any shares of Series A Redeemable Preferred Stock and Series B Convertible Preferred Stock are outstanding:

            (a) The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two-thirds percent (66.67%) of the shares of Series A Redeemable Preferred Stock, take any action which adversely affects the rights, privileges or preferences of the Series A Redeemable Preferred Stock.

            (b) The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two-thirds percent (66.67%) of the shares of Series B Convertible Preferred Stock, take any action which adversely affects the rights, privileges or preferences of the Series B Convertible Preferred Stock.

      11. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series A Redeemable Preferred Stock or Series B Convertible Preferred Stock shall be redeemed or converted pursuant to Section 4 or Section 5 hereof, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation. The Corporation will take such corporate action as may be necessary to amend the Certificate of Incorporation of this Corporation to effect the corresponding reduction in the Corporation's authorized capital stock.

      FIFTH. The Corporation is to have perpetual existence.

      SIXTH. The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

      1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

      2. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, subject to any limitation thereof contained in the by-laws. The stockholders shall also have the power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

      3. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

      4. Special meetings of stockholders may be called at any time only by the Chief Executive Officer, the President, the Chairman of the Board of Directors (if any) or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

      5. The books of the Corporation may be kept at such place within or without the State of Delaware as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

      SEVENTH.

      1. NUMBER OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be determined only by resolution of a majority of the Board of Directors, but in no event shall the number of directors be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

      2. CLASSES OF DIRECTORS. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

      3. ELECTION OF DIRECTORS. Elections of directors need not be by written ballot except as and to the extent provided in the by-laws of the Corporation.

      4. TERMS OF OFFICE. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the first annual meeting of stockholders held after January 1, 2000 (the "Initial Annual Meeting"); each initial director in Class II shall serve for a term ending on the date of the first annual meeting of stockholders after the Initial Annual Meeting (the "Second Annual Meeting"); and each initial director in Class III shall serve for a term ending on the date of the first annual meeting of stockholders after the Second Annual Meeting.

      5. ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director's current term or his or her prior death, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

      6. TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

      7. VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

      8. QUORUM. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

      9. ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law or the Corporation's by-laws.

      10. REMOVAL. Any one or more or all of the directors may be removed (i) with cause only by the holders of a majority of the shares then entitled to vote at an election of directors or (ii) without cause only by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors.

      11. STOCKHOLDER NOMINATIONS AND INTRODUCTION OF BUSINESS, ETC. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the by-laws of the Corporation.

      12. RIGHTS OF PREFERRED STOCK. The provisions of this Article are subject to the rights of the holders of any series of Preferred Stock from time to time outstanding.

      EIGHTH. No director (including any advisory director) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General

Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

      NINTH. The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

      (i) the interests of the Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

      (ii) whether the proposed transaction might violate federal or state laws;

      (iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

      (iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

      TENTH.

      1. ACTIONS, SUITS AND PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation.

      2. ACTIONS OR SUITS BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware or such other court shall deem proper.

      3. INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purpose hereof to have been wholly successful with respect thereto.

      4. NOTIFICATION AND DEFENSE OF CLAIM. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause
(ii) above.

      5. ADVANCE OF EXPENSES. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

      6. PROCEDURE FOR INDEMNIFICATION. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under
Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of the directors of the Corporation who are not at that time parties to the action, suit or proceeding in question ("disinterested directors"), even though less than a quorum, (b) by a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum, (c) if there are no such disinterested directors, or if such disinterested directors so direct, by independent legal counsel (who may be regular legal counsel to the corporation) in a written opinion, (d) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, or (e) a court of competent jurisdiction.

      7. REMEDIES. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in
Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee's expenses (including attorneys' fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

      8. SUBSEQUENT AMENDMENT. No amendment, termination or repeal of this Article or of the relevant provisions of the General Corporation Law of the State of Delaware or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

      9. OTHER RIGHTS. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee.

Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

      10. PARTIAL INDEMNIFICATION. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

      11. INSURANCE. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

      12. MERGER OR CONSOLIDATION. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

      13. SAVINGS CLAUSE. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by an applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

      14. DEFINITIONS. Terms used herein and defined in Section 145(h) and
Section 145(i) of the General Corporation Law of the State of Delaware shall have the respective meanings assigned to such terms in such Section 145(h) and
Section 145(i).

      15. SUBSEQUENT LEGISLATION. If the General Corporation Law of the State of Delaware is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

      ELEVENTH. The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation, provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or a Certificate of Designation with respect to a series of Preferred Stock, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to (i) reduce or eliminate the number of authorized shares of Common Stock or the number of authorized shares of Preferred Stock set forth in Article FOURTH or (ii) amend or repeal, or adopt any provision inconsistent with, Parts A and B of Article FOURTH and Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH and this Article ELEVENTH of this Amended and Restated Certificate of Incorporation.

                      [Signature Page Immediately Follows]

      IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this Amended and Restated Certificate of Incorporation are true under the penalties of perjury this ____ day of _______, 2000.

                                  By:  ______________________________
                                       Name: John M. Hughes
                                       Title:Chief Executive Officer

[SEAL]





Attest:


By: ______________________________
    Linda DeRenzo
    Assistant Secretary